Exhibit 10.13

TERMINATION OF MEDICAL DIRECTOR AGREEMENT

This Agreement is made this 7 day of February, 2011, in Austin, Texas, by and between WhiteGlove House Call Health, Inc., a Texas corporation (“Company”), and William Rice, M.D. (“Physician”), together the “Parties”.

RECITALS

WHEREAS, the parties previously entered into a Medical Director Agreement on June 18, 2007, whereby Company retained Physician to provide medical director services (“Original Medical Director Agreement”); and

WHEREAS, the parties previously amended the Original Medical Director Agreement on January 29, 2008, April 30, 2008, August 15, 2008, October 14, 2009, and January 31, 2011 (“Amendments”); and

WHEREAS, the Original Medical Director Agreement together with the Amendments constitute the Medical Director Agreement (“Medical Director Agreement”); and

WHEREAS, the parties desire to terminate the Medical Director Agreement, effective February 7, 2011 (“Termination Effective Date”);

NOW THEREFORE, the Parties to this Agreement hereby agree as follows:

1. Termination of Medical Director Agreement. The Parties agree that on the Termination Effective Date, the Medical Director Agreement will be terminated between the Parties. Notwithstanding the foregoing, Physician acknowledges that the Sections 6.1, 7.3, 8.4, 8.12, 8.13, 8.14, 8.15,8.16, 8.18, and 8.21 (and any other Section that was intended to survive) of the Medical Director Agreement shall survive and remain in full force and effect.

2. Entire Agreement/Successors In Interest. This Agreement constitutes the entire agreement between Physician and Company with regard to the matters set forth in it and shall be binding upon, and inure to the benefit of the executors, administrators, personal representatives, heirs, successors, and assigns of each.

3. Governing Law. This Agreement is entered into in the State of Texas, and shall be construed in accordance with Texas law, except to the extent that federal law may apply. The agreed exclusive venue and jurisdiction for filing any litigation between the parties is Travis County, Texas. It is understood that the terms of this Agreement are contractual and not mere recital.

4. Severance of Any Invalid Terms. Each provision and term of this Agreement is intended to be severable. The parties to this release agree that all provisions of this Agreement are material, but that should any one or more provisions of this Agreement be declared invalid by a court of competent jurisdiction, the provisions not declared invalid shall remain in effect as if the invalid provisions had not been contained herein, and the parties shall substitute for the

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affected provision an enforceable provision which approximates, as nearly as possible, the intent and economic benefit of the affected provision.

5. Amendments and Counterparts. This Agreement and any amendments hereto shall be in writing and executed in multiple copies on behalf of Company and Physician. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

6. Mediation. Both parties agree, in good faith, to attempt to resolve any dispute which may arise under this Agreement by submitting such dispute for nonbinding mediation to the Dispute Resolution Center, Austin, Texas, or any other mutually agreeable mediator. This Section shall not prevent either party from electing to terminate this Agreement in accordance with its termination provisions.

7. Voluntary Signature. Physician agrees that he is signing this Agreement voluntarily and that no promises, representations, or inducements have been made to him which caused him to sign this Agreement other than those which are expressly stated in this Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all Parties notwithstanding that all Parties are not signatory to the original or to the same counterpart.

In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by themselves or their duly authorized officer as of the day, month and year first above written.

WHITEGLOVE HOUSE CALL HEALTH, INC.		PHYSICIAN

BY:	/s/ Robert Fabbio	/s/ William Rice
NAME:	Robert Fabbio	William Rice, M.D.
TITLE:	CEO
DATE:	1/31/11

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